Pricing term sheet dated May 23, 2011
to Preliminary Prospectus Supplement dated May 23, 2011
(the “Preliminary Prospectus Supplement”)
Filed Pursuant to Rule 433
Registration No. 333-169901
Regency Energy Partners LP
Regency Energy Finance Corp.
$500,000,000 Aggregate Principal Amount of
6 1/2% Senior Notes due 2021
          The following information supplements the Preliminary Prospectus Supplement for the offering of the 2021 Notes dated May 23, 2011, filed pursuant to Rule 424(b) under the Securities Act, Registration Statement No. 333-169901.

Issuers:	Regency Energy Partners LP and Regency Energy Finance Corp.

Guarantors:	CDM Resource Management LLC, FrontStreet Hugoton LLC, Gulf States Transmission LLC, Palafox Joint Venture, Pueblo Holdings, Inc., Pueblo Midstream Gas Corporation, Regency Field Services LLC, Regency Gas Marketing LLC, Regency Gas Services LP, Regency Gas Utility LLC, Regency Haynesville Intrastate Gas LLC, Regency Liquids Pipeline LLC, Regency Midcontinent Express LLC, Regency Midcontinent Express Pipeline I LLC, Regency Midstream LLC, Regency OLP GP LLC, Regency Texas Pipeline LLC, WGP-KHC, LLC and Zephyr Gas Services LLC

Title of Securities:	6 1/2% Senior Notes due 2021 (the “2021 Notes”)

Distribution:	SEC Registered

Principal Amount:	$500,000,000

Price to Public:	100.000%

Interest Rate:	6 1/2%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2012

Interest Record Dates:	January 1 and July 1

Date of Maturity:	July 15, 2021

Yield to Maturity:	6.500%

Spread to Benchmark Treasury:	+338 bps

Benchmark Treasury:	UST 3.125% due May 15, 2021

Benchmark Yield:	3.12%

Equity Clawback:	Up to 35% at 106.5%, until July 15, 2014

Optional Redemption:	All or part redeemable at Issuers’ option at any time prior to July 15, 2016 at 100.000% of principal amount plus the greater of A) 1% of principal amount, or B) the excess of i) present value at redemption date of a) redemption price of note at July 15, 2016 plus b) required interest payments through July 15, 2016 (excluding accrued but unpaid interest to the redemption date) discounted at Treasury Rate + 50 bps, over ii) note principal amount, in each case plus accrued and unpaid interest to, but excluding, the date of redemption.

On or after:	Price:
July 15, 2016	103.250%
July 15, 2017	102.167%
July 15, 2018	101.083%
July 15, 2019 and thereafter	100.000%

Change of Control:	Put at 101% of principal plus accrued interest

Pro Forma Ratio of Earnings to Fixed Charges for Three Months Ended March 31, 2011:	1.34

CUSIP:	75886A AF5

ISIN:	US75886AAF57

Trade Date:	May 23, 2011

Settlement Date:	May 26, 2011

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated RBS Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Deutsche Bank Securities Inc. SunTrust Robinson Humphrey, Inc.

Junior Co-Managers:	Comerica Securities, Inc. Natixis Securities North America Inc. Scotia Capital (USA) Inc. US Bancorp Investments, Inc.

This communication is intended for the sole use of the person to whom it is provided by the sender.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such jurisdiction.

The information in this term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.
The Issuers have filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Morgan Stanley & Co. Incorporated at 866-718-1649 or email: prospectus@morganstanley.com.
     ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.